The supplemental financial information provided below should be read in conjunction with the audited financial statements and accompanying notes of PPL Corporation in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “2017 10-K”) and the disclosures relevant to the U.K. Regulated Segment under Item 1. Business, and Item 7. Combined Management's Discussion and Analysis of Financial Condition and Results of Operations in the 2017 10-K.

The U.K. Regulated Segment consists of PPL Global, LLC which primarily includes WPD's regulated electricity distribution operations, the results of hedging the translation of WPD's earnings from British pound sterling into U.S. dollars, and certain costs such as U.S. income taxes, administrative costs and allocated acquisition financing costs. The information presented below was prepared on the same basis as the information presented in the 2017 10-K.

Select Condensed Consolidated Financial Information - PPL's U.K. Regulated Segment
Unaudited

PPL's U.K. Regulated Segment
Condensed Consolidated Balance Sheets
At December 31,
(Millions of Dollars)

	2017	2016

Assets
Current Assets	$685	$493
Property, Plant & Equipment, net	12,500	10,823
Goodwill	2,596	2,398
Other Noncurrent Assets	1,032	823
Total Assets	$16,813	$14,537

Liabilities and Equity
Current Liabilities (including debt due within one year)	1,575	1,353
Long-term Debt	7,411	6,494
Deferred Credits and Other Noncurrent Liabilities	909	872
Equity	6,918	5,818
Total Liabilities and Equity	$16,813	$14,537

The spot rates of U.S. Dollar per British pound sterling used to translate the WPD Balance Sheet from British pound sterling to U.S. dollars were $1.35/£ and $1.25/£ as of December 31, 2017 and 2016, respectively. In 2017, changes in exchange rates resulted in a foreign currency translation gain of $537 million, which primarily reflected a $935 million increase to PP&E and $198 million increase to goodwill partially offset by a $549 million increase to long-term debt and an increase of $47 million to other net liabilities.

PPL's U.K. Regulated Segment
Condensed Consolidated Statements of Cash Flows
For the Years Ended December 31,
(Millions of Dollars)

	2017	2016
Cash Flows From Operating Activities
Net Income	$652	$1,246
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	230	233
Unrealized (gains) losses on derivatives	169	15
Other	(48)	(50)
Changes in current assets and current liabilities	74	(127)
Other operating activities
Defined benefit plans - funding	(486)	(330)
Other	45	34
Net cash provided by operating activities	636	1,021
Cash Flows from Investing Activities
Expenditures for long-lived assets	(1,015)	(1,031)
Other	6	15
Net cash used in investing activities	(1,009)	(1,016)
Cash Flows from Financing Activities
Net Distributions to PPL	(44)	(510)
Issuance of long-term debt	389	246
Retirement of long-term debt	(98)	(460)
Settlement of cross-currency swaps	19	46
Net increase in short-term debt	139	254
Other	—	3
Net cash provided by (used in) financing activities	405	(421)
Effect of Exchange Rates on Cash and Cash Equivalents	15	(28)
Net Increase (Decrease) in Cash and Cash Equivalents	47	(444)
Cash and Cash Equivalents at Beginning of Period	13	457
Cash and Cash Equivalents at End of Period	$60	$13

Supplemental Disclosures of Cash Flow Information
Cash paid (received) during the period for:
Interest - net of amount capitalized	$331	$364
Income taxes - net	$39	$61
Significant non-cash transactions:
Accrued expenditures for property, plant and equipment at December 31,	$53	$47
Accrued expenditures for intangible assets at December 31,	$68	$117

PPL's U.K. Regulated Segment
Condensed Consolidated Statements of Income
For the Years Ended December 31,
(Millions of Dollars)

	2017[1]	2016[1]

Operating revenue	$2,091	$2,207
Other operation and maintenance	272	344
Depreciation	230	233
Taxes, other than income	127	135
Total operating expenses	629	712
Other Income (Expense) - net [2]	(261)	386
Interest Expense	397	402
Income Taxes	152	233
Net Income	652	1,246
(Plus)Less: Special Items	(233)	231
Earnings from Ongoing Operations[3]	$885	$1,015

The following after-tax gains (losses), which management considers special items, impacted PPL's U.K. Regulated Segment's results.

	2017	2016	Income Statement Line Item
Foreign currency-related economic hedges, net of tax of $59 and $4[4]	$(111)	$(8)	Other Income (Expense) - net
U.S. tax reform[5]	(122)	—	Income Taxes
Settlement of foreign currency contracts, net of tax of $0 and $(108) [6]	—	202	Other Income (Expense) - net
Change in U.K. tax rate [7]	—	37	Income Taxes
Total	$(233)	$231

1 The average rates of U.S. Dollar per British pound sterling used to translate the WPD Statement of Income from British pound sterling to U.S. dollars were $1.20/£ and $1.45/£ as of December 31, 2017 and 2016, respectively.

2 "Other Income (Expense) -net" is primarily comprised of the realized and unrealized hedging results from hedging the translation of WPD's earnings from British pound sterling into U.S. dollars.

3 A non-GAAP financial measure that should not be considered as an alternative to net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management's view of PPL's earnings performance as another criterion in making investment decisions. In addition, PPL's management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the effective tax rate of the entity where the activity is recorded. Special items include:

•    Unrealized gains or losses on foreign currency economic hedges (as discussed below).
•    Gains and losses on sales of assets not in the ordinary course of business.
•    Impairment charges.

•    Significant workforce reduction and other restructuring effects.
•    Acquisition and divestiture-related adjustments.
•    Other charges or credits that are, in management's view, non-recurring or otherwise not reflective of the company's ongoing operations.

Unrealized gains or losses on foreign currency economic hedges include the changes in fair value of foreign currency contracts used to hedge GBP-denominated anticipated earnings. The changes in fair value of these contracts are recognized immediately within GAAP earnings. Management believes that excluding these amounts from Earnings from Ongoing Operations until settlement of the contracts provides a better matching of the financial impacts of those contracts with the economic value of PPL's underlying hedged earnings. See Note 17 to the Financial Statements for additional information on foreign currency economic activity.

4Represents unrealized gains (losses) on contracts that economically hedge anticipated GBP-denominated earnings. 2016 includes the reversal of $310 million ($202 million after-tax) of unrealized gains related to the settlement of 2017 and 2018 contracts.

5On December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act, which had a material impact on PPL's financial statements in 2017. See Note 5 to the Financial Statements of the 2017 10-K for additional information.

6 In 2016, PPL's U.K. Regulated Segment settled 2017 and 2018 foreign currency contracts, resulting in $310 million of cash received ($202 million after-tax). The settlement did not have a material impact on net income as the contracts were previously marked to fair value and recognized in "Other Income (Expense) - net" on the Statement of Income. See Note 17 to the Financial Statements of the 2017 10-K for additional information.

7 The U.K. Finance Act of 2016 reduced the U.K.'s statutory income tax rate. As a result, PPL's U.K. Regulated Segment reduced its net deferred tax liability and recognized a deferred tax benefit in 2016. See Note 5 to the Financial Statements of the 2017 10-K for additional information.